EXHIBIT 23.03

HULBERG & ASSOCIATES

REAL ESTATE APPRAISERS

CONSENT OF INDEPENDENT APPRAISER

We consent to the reference to us in Electronic Arts Inc.’s Annual Report on Form 10-K for the year ended March 30, 2003, its Quarterly Report on Form 10-Q for the period ended June 30, 2003 and its Quarterly Report on Form 10-Q for the period ending September 30, 2003, each of which are incorporated by reference in this Registration Statement on Form S-3. We also consent to the reference to us as “Experts” in such Registration Statement.

Hulberg & Associates

By:	/s/ Norman C. Hulberg

Title:	President

Dated:	December 23, 2003

Silicon Valley Office	East Bay Office
One Almaden Blvd., Ste. 700 San Jose, CA 95113-2214 (408) 279-1520 (408) 279-3428 (fax) E-mail: appraisals@hulberg.com	3150 Crow Canyon Place, Ste. 150 San Ramon, CA 94583-1338 (925) 327-1880 (925) 327-1696 (fax) E-mail: appraisals@hulberg.com